Exhibit 99.1     Press release dated October 25, 2007.

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES THIRD QUARTER EARNINGS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) announced today that its third quarter 2007 net sales decreased 4.2% to $217.3 million as compared to net sales of $226.7 million for the third quarter of 2006. Net income decreased 16.4% to $22.6 million for the third quarter of 2007 as compared to net income of $27.1 million for the third quarter of 2006. Diluted net income per common share was $0.46 for the third quarter of 2007 as compared to $0.56 for the third quarter of 2006. In the first nine months of 2007, net sales decreased 6.1% to $641.7 million as compared to net sales of $683.6 million for the first nine months of 2006. Net income decreased 18.6% to $68.3 million for the first nine months of 2007 as compared to net income of $83.8 million for the first nine months of 2006. Diluted net income per common share was $1.40 for the first nine months of 2007 as compared to $1.71 for the first nine months of 2006.

In the third quarter of 2007, sales declined throughout most regions of the United States. The decline was sharpest in the southeastern region and in California. Sales during the quarter in Canada increased significantly while sales in Europe were up slightly. Simpson Strong-Tie’s third quarter sales decreased 2.5% from the same quarter last year, while Simpson Dura-Vent’s sales decreased 17.3%. Simpson Strong-Tie’s sales to contractor distributors had the largest percentage rate decrease while sales to homecenters increased. Sales decreased across most of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of the Swan Secure Products Company, Inc. (“Swan Secure”) products, acquired in July 2007, accounted for approximately 3.3% of Simpson Strong-Tie’s third quarter sales. With the exception of Direct-Vent, sales of all of Simpson Dura-Vent’s product lines decreased as a result of several factors, including the decline in new home construction.

Income from operations decreased 15.3% from $42.0 million in the third quarter of 2006 to $35.5 million in the third quarter of 2007. Gross margins decreased from 38.3% in the third quarter of 2006 to 37.4% in the third quarter of 2007. The decrease in gross margins was primarily due to higher manufacturing costs and a higher proportion of fixed overhead costs to total costs, resulting primarily from the lower sales volume. The steel market continues to be dynamic with a high degree of uncertainty. Since December 31, 2006, total inventories have increased 1.7%. If steel prices increase and the Company is not able to increase its prices sufficiently, the Company’s margins could further deteriorate.

Research and development and engineering expenses increased 10.1% from $4.5 million in the third quarter of 2006 to $5.0 million in the third quarter of 2007. This increase was primarily due to higher personnel costs of $0.5 million. Selling expenses increased 1.8% from $18.0 million in the third quarter of 2006 to $18.3 million in the third quarter of 2007. The increase was driven primarily by a $1.1 million increase in expenses associated with sales and marketing personnel, offset by a decrease in promotional expenses of $0.6 million and a decrease in agent commissions, on lower Simpson Dura-Vent sales, of $0.2 million. General and administrative expenses increased 2.3% from $22.5 million in the third quarter of 2006 to $23.0 million in the third quarter of 2007. The major components of the increase included the impairment of the Company’s vacant manufacturing plant in McKinney, Texas, of $0.5 million and increases in depreciation and amortization costs, totaling $0.5 million, and higher administrative personnel costs of $0.8 million, both of which included incremental expenses associated with the acquisition of Swan Secure, and increased legal and professional service fees of $0.5 million. These increases were partially offset by reduced cash profit sharing of $2.3 million. In August 2007, the Company completed the sale of its vacant warehouse building in McKinney, Texas, and recognized a gain on the sale of the property of $0.5 million. The effective tax rate was 38.5% in the third quarter of 2007, up from 36.7% in the third quarter of 2006. The increase resulted primarily from lower tax credits and an increase in state tax rates.

In the first nine months of 2007, sales declined throughout the United States while sales in Europe and Canada increased. Simpson Strong-Tie’s sales decreased 3.7% during the first nine months of 2007 as compared to the same period last year, while Simpson Dura-Vent’s sales decreased 28.1%. Simpson Strong-Tie’s sales to dealer and contractor distributors had the largest percentage rate decreases, reflecting slower homebuilding activity, while sales to homecenters increased. Sales decreased across most of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of all of Simpson Dura-Vent’s product lines decreased.

Income from operations decreased 20.3% from $132.7 million in the first nine months of 2006 to $105.7 million in the first nine months of 2007. Gross margins decreased from 40.1% in the first nine months of 2006 to 38.4% in the first nine months of 2007. The decrease in gross margins was primarily due to higher manufacturing costs and a higher proportion of fixed overhead costs to total costs, resulting primarily from the lower sales volume.

Selling expenses increased 4.4% from $54.1 million in the first nine months of 2006 to $56.5 million in the first nine months of 2007. The increase was driven primarily by a $3.5 million increase in expenses associated with sales and marketing personnel, professional service fees of $0.6 and the donation of $0.5 million in cash and products (expensed at cost) to Habitat for Humanity International, Inc. Partially offsetting these increases were decreased promotional costs of $1.4 million and agent commissions, on lower Simpson Dura-Vent sales, of $1.1 million. General and administrative expenses decreased 4.4% from $72.1 million in the first nine months of 2006 to $69.0 million in the first nine months of 2007. The major components of the decrease were reduced cash profit sharing of $7.1 million and lower expenses related to the relocation of the Company’s home office in the second quarter of 2006, of $1.1 million. These decreases were partially offset by the impairment charge taken in the third quarter as well as increases in depreciation and amortization charges totaling $1.6 million and expenses associated with higher administrative personnel costs of $1.4 million, both of which included incremental expenses associated with the acquisition of Swan Secure, and increased legal and professional services fees of $1.0 million. The effective tax rate was 37.9% in the first nine months of 2007, unchanged from the first nine months of 2006.

The Company announced on July 23, 2007, that its subsidiary, Simpson Strong-Tie Company Inc., purchased all of the stock of Swan Secure Products, Inc., a manufacturer and distributor of fasteners, largely stainless steel, for $43.5 million in cash. In October 2007, the Company entered into an unsecured credit agreement with a syndicate of banks providing for a 5-year revolving credit facility of $200 million. Also in October 2007, the Company’s Board of Directors declared a cash dividend of $0.10 per share. The record date for the cash dividend is January 10, 2008, and it will be paid on January 31, 2008. In July 2007, the Company entered into an agreement to sell its facility in San Leandro, California, for $13.5 million. The property is still under contract, but the completion of the transaction has been delayed while the Company performs environmental remediation at a cost that is estimated to be $0.3 million.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, October 26, 2007, at 6:00 am Pacific Time. To participate, callers may dial 800-896-8445. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and nine months ended September 30, 2007 and 2006 (unaudited), are as follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(Amounts in thousands, except per share data)	2007	2006	2007	2006
Net sales	$217,265	$226,718	$641,707	$683,607
Cost of sales	136,055	139,803	395,512	409,259
Gross profit	81,210	86,915	246,195	274,348

Research and development and engineering expenses	4,987	4,531	15,710	15,337
Selling expenses	18,271	17,955	56,478	54,105
General and administrative expenses	22,991	22,468	68,967	72,143
Loss (gain) on sale of assets	(561)	(3)	(654)	110

Income from operations	35,522	41,964	105,694	132,653

Loss in equity method investment, before tax	(59)	(1)	(33)	(130)
Interest income, net	1,370	831	4,168	2,610
Income before taxes	36,833	42,794	109,829	135,133

Provision for income taxes	14,186	15,704	41,574	51,151
Minority interest	-	-	-	166
Net income	$22,647	$27,090	$68,255	$83,816

Net income per share:
Basic	$0.47	$0.56	$1.41	$1.74
Diluted	0.46	0.56	1.40	1.71

Cash dividend declared per common share	$0.10	$0.08	$0.30	$0.24

Weighted average shares outstanding:
Basic	48,500	48,120	48,449	48,295
Diluted	48,979	48,587	48,923	48,935

Other data:
Depreciation and amortization	$6,783	$6,274	$21,616	$19,100
Pre-tax stock compensation expense	1,450	1,943	4,614	5,708

The Company’s financial position as of September 30, 2007 and 2006, and December 31, 2006 (unaudited), is as follows:

	September 30,		December 31,
(Amounts in thousands)	2007	2006	2006
Cash and short-term investments	$156,928	$104,605	$148,299
Trade accounts receivable, net	126,588	132,946	95,991
Inventories	221,318	229,703	217,608
Assets held for sale	9,704	-	-
Other current assets	19,311	16,879	17,440
Total current assets	533,849	484,133	479,338

Property, plant and equipment, net	197,096	190,311	197,180
Goodwill	67,576	44,297	44,337
Other noncurrent assets	38,347	15,156	14,479
Total assets	$836,868	$733,897	$735,334

Trade accounts payable	$38,054	$40,134	$22,909
Line of credit and current portion of long-term debt	772	326	327
Other current liabilities	64,976	59,937	57,019
Total current liabilities	103,802	100,397	80,255

Long-term debt	-	490	338
Other long-term liabilities	9,552	1,643	1,866
Stockholders’ equity	723,514	631,367	652,875
Total liabilities and stockholders’ equity	$836,868	$733,897	$735,334

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.